NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS SOLID UNDERLYING GROWTH;
REVISES FULL YEAR OUTLOOK

Louisville, KY, March 2, 2016 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its third quarter and the first nine months of fiscal 2016 ended January 31, 2016. For the third quarter, the company’s reported net sales1 declined 1% to $1,083 million (+4% on an underlying basis2). Reported operating income grew 2% in the quarter to $278 million (+5% on an underlying basis). Diluted earnings per share of $0.94 increased 7% compared to the prior-year period. For the first nine months of the fiscal year, reported net sales decreased 2% (+5% on an underlying basis), reported operating income grew 2% (+7% on an underlying basis), and diluted earnings per share increased 4% to $2.65. Year-to-date reported net sales growth was adversely impacted by eight percentage points due to foreign exchange.

Paul Varga, the company's Chief Executive Officer said, "Against a backdrop of deteriorating economic conditions in emerging markets, weakness in the global travel retail channel, and headwinds from a strengthening dollar, we had another solid quarter of underlying growth, led by the Jack Daniel's family and our American whiskey brands."

Mr. Varga added, "The organic growth of Jack Daniel's and our premium brand portfolio against a diversified geographic opportunity, an ever-improving portfolio positioned for sustained growth, our efficient use of capital, and the consistent return of capital to shareholders remain key ingredients in Brown-Forman's value proposition."

Year-to-date Fiscal 2016 Highlights

•	Underlying net sales increased 5%:

◦	Price/mix contributed four percentage points to net sales growth and gross margin grew 40bps

◦	The Jack Daniel’s family of brands grew underlying net sales 7% (-1% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 11% (+2% reported)

◦	The company’s super- and ultra-premium whiskey brands[3] grew underlying net sales double digits, including 29% underlying net sales growth from Woodford Reserve (+30% reported)

◦	Herradura grew underlying net sales 12% (0% reported), El Jimador grew underlying net sales 4% (-7% reported) and New Mix RTDs grew underlying net sales 25% (+4% reported)

◦	Developed markets grew underlying net sales 6% (+1% reported), in-line with trends through the first half of fiscal 2016 as well as results in fiscal 2015

•	Underlying operating income increased 7%

•	On January 14, 2016, the company announced the $542 million sale of Southern Comfort and Tuaca, which closed on March 1, 2016. Underlying net sales for these brands declined 6% (-11% reported)

•	On January 28, 2016, the company announced a new buyback authorization of $1 billion.

◦	The company has returned almost $1 billion to shareholders in the first nine months of fiscal 2016, including share repurchases of $762 million and dividends of $199 million.

Year-to-date Fiscal 2016 Performance By Market
Underlying net sales grew 7% (+5% reported) in the United States. Sales growth continues to be primarily driven by higher volumes, including the successful rollout of Jack Daniel’s Tennessee Fire, as well as improving mix. Jack Daniel’s Tennessee Whiskey experienced solid underlying demand through the important holiday selling season. Results in the United States also benefited from continued strength in other brands in the company’s portfolio of American whiskeys including Gentleman Jack, the Woodford Reserve family of brands, and Old Forester. Herradura and el Jimador tequilas both grew underlying net sales by double-digits in the United States.

The developed markets outside of the United States maintained their momentum, growing underlying net sales 5% (-4% reported). The United Kingdom, Australia, France, Canada, and Spain each delivered solid gains in underlying net sales. Underlying net sales growth was flat in Japan and up slightly in Germany, where results were negatively impacted by trading patterns.

The emerging markets have experienced a significant slowdown over the last few quarters, as weaker economic conditions and further devaluations of their local currencies have negatively impacted underlying demand. While year-to-date underlying net sales grew 5% (-12% reported) in the emerging markets, during the third quarter underlying net sales grew only 1% (-11% reported) despite continued market share gains in many markets. Brazil, Turkey, Mexico and South Africa all delivered solid year-to-date underlying sales growth, while markets such as Poland, Russia, southeast Asia, emerging Africa4, and other emerging markets in South America declined in the third quarter.

Global Travel Retail’s underlying net sales decreased 13% (-24% reported) year-to-date. Travel retail’s results continue to be pressured by the decline in spending from travelers, as well as continued volatility in foreign exchange, which has also resulted in weaker consumer demand.

Year-to-date Fiscal 2016 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 7% (-1% reported). Jack Daniel’s Tennessee Honey grew underlying sales by 11% (+2% reported), powered by strong gains in markets outside of the United States. Jack Daniel’s Tennessee Fire contributed two percentage points to the family’s year-to-date underlying net sales growth. Jack Daniel’s RTD/RTP business also delivered solid results, with underlying net sales growth of 4% (-9% reported).

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by mid-teens. Old Forester’s underlying net sales grew double-digits, and the Woodford Reserve family of brands grew underlying net sales 29% (+30% reported).

Finlandia vodka experienced a 5% decline in underlying net sales (-17% reported). Results in Poland were soft against a tough trading environment while results in Russia decelerated given the worsening economic backdrop and ruble depreciation.

El Jimador grew underlying net sales by 4% (-7% reported) as the brand is growing well in both the on-trade and off-trade in the United States, offset by volume declines in Mexico as the company continues to reposition the brand at a higher level through multi-year price increases. New Mix’s underlying net sales increase of 25% (+4% reported) continues to benefit from distribution gains and new sizes. Herradura grew underlying net sales by 12% (0% reported), driven by double-digit gains in the United States and Mexico.

Other P&L Items
Company-wide price/mix improvements contributed approximately four percentage points of underlying sales growth and helped deliver gross margin expansion of 40bps. Underlying A&P spend increased by 1% (-5% reported) and underlying SG&A increased by 4% (-1% reported).

Financial Stewardship
On January 28, 2016, Brown-Forman declared a regular quarterly cash dividend of $0.34 per share on its Class A and Class B common stock, a 7.9% increase over the prior dividend, resulting in an annualized cash dividend of $1.36 per share. The cash dividend is payable on April 1, 2016 to stockholders of record on March 9, 2016. Brown-Forman has paid regular quarterly cash dividends for 70 consecutive years and has increased the dividend for 32 consecutive years. On January 28, 2016, the Board of Directors also approved a new share repurchase authorization of $1 billion, commencing on April 1, 2016.

During the first nine months of fiscal 2016, the company repurchased a total of 7.8 million Class A and Class B shares for $762 million, at an average price of $97 per share. As of January 31, 2016, the remaining share repurchase authorization under our existing program totaled $234 million.

As of January 31, 2016, total debt was $1,738 million, up from $1,183 million as of April 30, 2015. The increase reflects the issuance of $500 million of 4.5% 30-year senior unsecured notes in June 2015. On January 15, 2016, the company repaid $250 million of 2.5% notes.

On March 1, 2016, the company closed on the sale of Southern Comfort and Tuaca for $542 million.

Fiscal Year 2016 Outlook
Significant uncertainty around the global economic environment and its potential impact on our business makes it difficult to predict future results. Assuming no further deterioration in the global economy, particularly in the emerging markets, the company expects growth to be driven by global demand for authentic American whiskey brands, consumer interest in flavored whiskey, and premiumization trends.
In fiscal 2016, the company expects:
1.Approximately 5% growth in underlying net sales
2. 7% to 9% growth in underlying operating income

3.
Diluted earnings per share of $3.32 to $3.42 in fiscal 2016, excluding the approximate $483 million gain on sale from Southern Comfort. Including the anticipated gain, earnings per share is forecast to be $4.97 to $5.07. This tightened EPS range incorporates six cents of additional foreign exchange headwinds, four cents due to the absence of earnings from divested brands*, three cents due to the one point reduction in underlying operating income growth, offset by five cents due to a lower expected tax rate and share count.

* Southern Comfort and Tuaca contributed $0.17 in EPS from May 1, 2015 to January 31, 2016, and $0.24 during Fiscal 2015.
Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, a digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three-month and nine-month periods ended January 31, 2016, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.
4 Emerging Africa is defined as all markets in sub-Saharan Africa except the Republic of South Africa.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Net sales	$1,093	$1,083	(1%)
Excise taxes	280	274	(2%)
Cost of sales	260	254	(2%)
Gross profit	553	555	0%
Advertising expenses	112	107	(4%)
Selling, general, and administrative expenses	163	167	2%
Other expense (income), net	6	3
Operating income	272	278	2%
Interest expense, net	6	12
Income before income taxes	266	266	0%
Income taxes	80	76
Net income	$186	$190	2%

Earnings per share:
Basic	$0.88	$0.94	7%
Diluted	$0.87	$0.94	7%

Gross margin	50.6%	51.3%
Operating margin	24.9%	25.7%

Effective tax rate	30.0%	28.8%

Cash dividends paid per common share	$0.315	$0.340

Shares (in thousands) used in the
calculation of earnings per share
Basic	211,126	201,182
Diluted	212,606	202,390

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Net sales	$3,149	$3,078	(2%)
Excise taxes	754	718	(5%)
Cost of sales	738	729	(1%)
Gross profit	1,657	1,631	(2%)
Advertising expenses	334	317	(5%)
Selling, general, and administrative expenses	512	507	(1%)
Other expense (income), net	16	—
Operating income	795	807	2%
Interest expense, net	20	33
Income before income taxes	775	774	0%
Income taxes	232	229
Net income	$543	$545	0%

Earnings per share:
Basic	$2.56	$2.67	4%
Diluted	$2.54	$2.65	4%

Gross margin	52.6%	53.0%
Operating margin	25.2%	26.2%

Effective tax rate	29.9%	29.5%

Cash dividends paid per common share	$0.895	$0.970

Shares (in thousands) used in the
calculation of earnings per share
Basic	212,189	204,242
Diluted	213,701	205,576

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2015	January 31, 2016
Assets:
Cash and cash equivalents	$370	$317
Accounts receivable, net	583	630
Inventories	953	1,031
Assets held for sale	—	48
Other current assets	348	379
Total current assets	2,254	2,405

Property, plant, and equipment, net	586	621
Goodwill	607	589
Other intangible assets	611	582
Other assets	130	136
Total assets	$4,188	$4,333

Liabilities:
Accounts payable and accrued expenses	$497	$498
Dividends payable	—	68
Accrued income taxes	12	17
Short-term borrowings	190	509
Current portion of long-term debt	250	—
Other current liabilities	9	8
Total current liabilities	958	1,100

Long-term debt	743	1,229
Deferred income taxes	107	138
Accrued postretirement benefits	311	305
Other liabilities	164	144
Total liabilities	2,283	2,916

Stockholders’ equity	1,905	1,417

Total liabilities and stockholders’ equity	$4,188	$4,333

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2015 and 2016
(Dollars in millions)

	2015	2016

Cash provided by operating activities	$375	$448

Cash flows from investing activities:
Additions to property, plant, and equipment	(92)	(88)
Other	(4)	(2)
Cash used for investing activities	(96)	(90)

Cash flows from financing activities:
Net increase in short-term borrowings	1	319
Repayment of long-term debt	—	(250)
Proceeds from long-term debt	—	490
Debt issuance costs	—	(5)
Acquisition of treasury stock	(271)	(762)
Dividends paid	(190)	(199)
Other	11	7
Cash provided by (used for) financing activities	(449)	(400)

Effect of exchange rate changes on cash and cash equivalents	(17)	(11)

Net decrease in cash and cash equivalents	(187)	(53)

Cash and cash equivalents, beginning of period	437	370

Cash and cash equivalents, end of period	$250	$317

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2016	January 31, 2016	April 30, 2015

Reported change in net sales	(1)%	(2)%	4%
Impact of foreign currencies	6%	8%	3%
Estimated net change in distributor inventories	(1)%	—%	(1)%

Underlying change in net sales	4%	5%	6%

Reported change in gross profit	—%	(2)%	5%
Impact of foreign currencies	6%	7%	3%
Estimated net change in distributor inventories	(2)%	—%	(1)%

Underlying change in gross profit	4%	5%	7%

Reported change in advertising	(4)%	(5)%	—%
Impact of foreign currencies	5%	6%	4%

Underlying change in advertising	1%	1%	4%

Reported change in SG&A	2%	(1)%	2%
Impact of foreign currencies	4%	5%	2%
Sale of Southern Comfort and Tuaca	(2)%	(1)%	—%

Underlying change in SG&A	5%	4%	4%

Reported change in operating income	2%	2%	6%
Impact of foreign currencies	6%	5%	6%
Estimated net change in distributor inventories	(4)%	—%	(3)%
Sale of Southern Comfort and Tuaca	1%	—%	—%

Underlying change in operating income	5%	7%	9%

Note: Totals may differ due to rounding
Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

•
On January 14, 2016, we announced that we had reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The sale closed March 1, 2016 for approximately $542 million in cash (subject to a post-closing inventory adjustment), which we expect will result in an estimated one-time operating income gain of approximately $483 million in the fourth quarter of fiscal 2016. This adjustment removes transaction-related costs for this sale from our results. We believe that this adjustment allows us to understand better our underlying results after the sale of these brands.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2016

	% Change vs. FY2015
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	5%	5%	(1)%	7%	—%	7%
Jack Daniel’s Tennessee Whiskey	2%	2%	(3)%	7%	—%	4%
Jack Daniel’s Tennessee Honey	10%	10%	2%	6%	2%	11%
Other Jack Daniel’s Whiskey Brands[4]	45%	45%	25%	6%	6%	38%
Jack Daniel’s RTD/RTP[5]	4%	4%	(9)%	12%	—%	4%
Southern Comfort	(7)%	(7)%	(10)%	3%	1%	(6)%
Finlandia	(13)%	(10)%	(17)%	14%	(2)%	(5)%
el Jimador[6]	(5)%	(4)%	(7)%	10%	2%	4%
New Mix RTD[7]	17%	17%	4%	21%	0%	25%
Herradura[8]	6%	6%	—%	12%	—%	12%
Woodford Reserve	27%	27%	30%	2%	(3)%	29%
Canadian Mist	(11)%	(11)%	(11)%	0%	1%	(10)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(2)%	(2)%	(2)%	6%	(1)%	3%
Total Portfolio	3%	1%	(2)%	8%	—%	5%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.